Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE
among
F&G Annuities & Life, Inc.,
the Guarantors party hereto as of the date hereof and any other Guarantor that becomes party to the Original Indenture referred to below pursuant to Section 3.12 thereof
and
Citibank, N.A., as Trustee
Dated as of June 4, 2024
6.500% Senior Notes due 2029
(Supplement to the Original Indenture, dated as of January 13, 2023)

This Fourth Supplemental Indenture, dated as of June 4, 2024 (this “Supplemental Indenture”), is entered into by and among F&G Annuities & Life, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto as of the date hereof and any other Guarantor that becomes party to the Original Indenture pursuant to Section 3.12 of the Original Indenture and Citibank, N.A., as trustee (the “Trustee”).
RECITALS:
WHEREAS, the Company, the Guarantors and the Trustee are parties to the Indenture, dated as of January 13, 2023 (the “Base Indenture”), which provides for the issuance from time to time of the Company’s unsecured notes or other evidences of indebtedness (the “Securities”) in one or more series and to be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors, in each case as provided therein;
WHEREAS, Section 3.12 of the Base Indenture provides that if, after the date of the Base Indenture, any Subsidiary guarantees (or becomes a co-borrower or co-issuer in respect of) the Company’s obligations under the Credit Agreement, then, within 15 days of the occurrence of such event, the Company shall cause such Subsidiary to become a Guarantor under the Base Indenture by causing such Subsidiary to execute and deliver to the Trustee a supplemental indenture, pursuant to which such Subsidiary shall fully and unconditionally guarantee on a senior unsecured basis all of the Company’s obligations under the Securities and the Base Indenture;
WHEREAS, pursuant to the Second Supplemental Indenture, dated as of January 26, 2023, between CF Bermuda Holdings Limited, a Bermuda exempted company (“CF Bermuda”), and the Trustee, CF Bermuda provided such full and unconditional guarantee and became a “Guarantor” under, and a party to, the Base Indenture (the Base Indenture, as supplemented by the Second Supplemental Indenture, the “Original Indenture”);
WHEREAS, Section 8.1 of the Original Indenture permits the Company, the Guarantors and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the terms of Securities of any series and the form of Security Certificates representing such Securities without notice to or consent of any Holder of any Securities;
WHEREAS, Section 2.1(a) of the Original Indenture permits the form of the Security Certificates representing Securities of any series to be established pursuant to an indenture supplemental to the Original Indenture; and
WHEREAS, pursuant to Sections 2.1(a), 2.3 and 2.4(a) of the Original Indenture, the Company desires to provide for the establishment of a new series of Securities under the Original Indenture to be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors, the form and substance of such series of Securities and the Guarantees and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture. All conditions and actions necessary to make this Supplemental Indenture, when executed and delivered, a valid agreement of each of the Company and each Guarantor, in accordance with its terms, have been satisfied or performed.
NOW, THEREFORE, in consideration of the premises and the purchase of the Securities established by this Supplemental Indenture by the Holders thereof, the Company, the Guarantors and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all such Holders, as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION
Section 1.1    Relation to Original Indenture. This Supplemental Indenture constitutes a part of the Original Indenture (the provisions of which, as modified through this Supplemental Indenture, shall apply to the series of Securities established by this Supplemental Indenture) but, except as expressly provided herein, shall not modify, amend or otherwise affect the Original Indenture insofar as it relates to any other series of Securities or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.
Section 1.2    Definitions. For all purposes of this Supplemental Indenture, the capitalized terms used herein (i) which are defined in Section 1.2(c) have the meanings assigned to such terms therein and (ii) which are defined in the Original Indenture (and which are not defined in Section 1.2(c)) have the meanings assigned to such terms in the Original Indenture. For purposes of this Supplemental Indenture:
(a)    Unless the context otherwise requires, any reference to a Section refers to a Section of this Supplemental Indenture;
(b)    The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision hereof; and
(c)    The terms defined in this Section 1.2(c) include the plural as well as the singular.
“Base Indenture” has the meaning set forth in the Recitals hereto.
“Below Investment Grade Rating Event” with respect to the Notes means that the respective ratings of the Notes are downgraded from an Investment Grade Rating by each of the Rating Agencies to below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the respective ratings of the Notes are under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in ratings shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event” set forth in this Section 1.2) if the Rating Agencies making the reduction in ratings to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following:
(i)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than to one or more Permitted Holders, the Company or one of its subsidiaries;
(ii)    the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company; or
(iii)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person or Group, other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction, no Person or Group (other than a Permitted Holder or a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company.
“Change of Control Offer” has the meaning set forth in Section 2.4(a).
“Change of Control Payment” has the meaning set forth in Section 2.4(a).
“Change of Control Payment Date” has the meaning set forth in Section 2.4(a).
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event in respect of such Change of Control.
“Company” means the Person named as the “Company” in the first paragraph of this Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Original Indenture, and thereafter “Company” shall mean such successor Person.
“Depositary” has the meaning set forth in Section 2.1(b).
“DTC” means The Depository Trust Company (and any successor thereto).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fitch” means Fitch Ratings, Inc. and its successors.
“Foreign Guarantor” means any Guarantor that is organized or existing under the laws of, or otherwise treated as resident for tax purposes in, a jurisdiction other than the United States, any state thereof or the District of Columbia.
“Group” has the meaning set forth in the definition of “Change of Control” herein.
“H.15” has the meaning set forth in the definition of “Treasury Rate” herein.
“H.15 (TCM)” has the meaning set forth in the definition of “Treasury Rate” herein.
“Interest Payment Date” has the meaning set forth in Section 2.1(d).
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and Fitch, respectively, or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
“Maturity Date” has the meaning set forth in Section 2.1(c).
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Notes” has the meaning set forth in Section 2.1(a).
“Original Indenture” has the meaning set forth in the Recitals hereto.
“Par Call Date” means May 4, 2029.
“Permitted Holder” means any or a combination of any of:
(i)    Fidelity National Financial, Inc. (or its successor);

(ii)    any affiliate or related party of any Person specified in clause (i) of this definition; and
(iii)    any Person both the capital stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (i) and (ii) of this definition or any Group in which the Persons specified in clauses (i) and (ii) of this definition own more than a majority of the voting power of the Voting Stock held by such Group, and any Person that is a member of any such Group.
“Rating Agencies” means (i) each of S&P and Fitch and their respective successors; and (ii) if either of S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that the Company selects (as certified by an Officer of the Company to the Trustee) as a replacement agency for S&P or Fitch, respectively, as the case may be.
“Redemption Date,” when used with respect to any Note to be redeemed pursuant to Section 2.3(b) or 2.3(c) hereof, means the date fixed for such redemption pursuant to this Supplemental Indenture.
“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.
“Regular Record Date” has the meaning set forth in Section 2.1(e).
“Remaining Life” has the meaning set forth in the definition of “Treasury Rate” herein.
“S&P” means S&P Global Ratings Services (a division of S&P Global Inc.) and its successors.
“Securities” has the meaning set forth in the Recitals hereto.
“Substitute Rating Agency” means Moody’s, as selected by the Company in its discretion at any time and from time to time as a replacement agency for S&P or Fitch, respectively, as the case may be, as certified to the Trustee by a resolution of the Board of Directors.
“Supplemental Indenture” has the meaning set forth in the first paragraph of this Supplemental Indenture.
“Tax Jurisdiction” means any jurisdiction in which any Foreign Guarantor is then incorporated, organized, engaged in business or resident for tax purposes, any political subdivision or governmental authority thereof or therein having power to tax or any jurisdiction from or through which payment under or with respect to the Securities or the Guarantees is made, excluding the United States and any political subdivision thereof.
“Tax Redemption Date” has the meaning set forth in Section 2.3(d).
“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following clauses (i) and (ii):
(i)    The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (A) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the

“Remaining Life”); (B) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than the Remaining Life and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (C) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.
(ii)    If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
“Trustee” means the Person named as the “Trustee” in the first paragraph of this Supplemental Indenture until a successor Trustee shall have assumed such role pursuant to the applicable provisions of the Original Indenture, and thereafter “Trustee” shall mean such successor Trustee.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES
Section 2.1    Terms of Notes. Pursuant to Sections 2.1(a) and 2.3(b) of the Original Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:
(a)    Designation. The Securities shall be known and designated as the “6.500% Senior Notes due 2029” (the “Notes”) of the Company.
(b)    Form and Denominations. The Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will initially be issued in the form of one or more Global Certificates substantially in the form set forth in Annex A hereto, which Global Certificates shall constitute Unrestricted Global Certificates, with such modifications thereto as may be approved by the Officer executing the same, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for DTC (the “Depositary”) and registered in the name of Cede &

Co., the Depositary’s nominee, duly executed by the Company, and, upon receipt of a written order of the Company and other documents required under the Original Indenture, authenticated by the Trustee. In limited circumstances, the Notes may be represented by Definitive Certificates. The Notes will be denominated in Dollars and payments of principal and interest will be made in Dollars.
(c)    Maturity Date. The principal amount of, and all accrued and unpaid interest on, the Notes shall be payable in full on June 4, 2029, or if such day is not a Business Day, the following Business Day (the “Maturity Date”).
(d)    Interest. Subject to Section 2.2, the Notes will bear interest at a rate of 6.500% per year. Interest on the Notes will accrue from and including June 4, 2024 (or the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment) and will be payable semi-annually in arrears on June 4 and December 4 of each year, beginning on December 4, 2024 (each such date, an “Interest Payment Date”), and at the Maturity Date. Each interest payment due on an Interest Payment Date or the Maturity Date will include interest accrued from and including the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment (or, if no interest has been paid, June 4, 2024) to, but excluding, the next Interest Payment Date or the Maturity Date or any Redemption Date or Tax Redemption Date, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Interest Payment Date falls on a date that is not a Business Day, such payment of interest (or principal in the case of the Maturity Date) will be postponed until the next succeeding Business Day, but no interest or other amount will be paid as a result of any such postponement, and such payment will have the same force and effect as if made on the scheduled Interest Payment Date. For purposes of the Notes, the Original Indenture and this Supplemental Indenture, the term “interest” shall be deemed to include interest provided for in the first sentence of this Section 2.1(d) and in Section 2.2.
(e)    To Whom Interest Is Payable. Interest on each Interest Payment Date shall be payable to the Person in whose name the Notes are registered at the close of business on the regular record date for such Interest Payment Date, which regular record date shall be the May 19 or November 19 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”); provided, however, that interest due on the Maturity Date or any Redemption Date or Tax Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding the Maturity Date, Redemption Date or Tax Redemption Date).
(f)    Sinking Fund; Holder Repurchase Right. The Notes shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders.
Section 2.2    Interest Rate Adjustment. The interest rate payable on the Notes will be subject to adjustment from time to time if either S&P or Fitch or, in either case, any Substitute Rating Agency downgrades (or downgrades and subsequently upgrades) the credit ratings assigned to the Notes, in the manner described in this Section 2.2.
(a)    If the rating assigned by S&P (or any Substitute Rating Agency therefor) of the Notes is downgraded to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable thereon on the date of their initial issuance by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table following the succeeding paragraph):

S&P Rating(1)	Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
(1) Including the equivalent ratings of any Substitute Rating Agency therefor.
(b)    If the rating assigned by Fitch (or any Substitute Rating Agency therefor) of the Notes is downgraded to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable thereon on the date of their initial issuance by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table following the preceding paragraph):

Fitch Rating(1)	Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
(1) Including the equivalent ratings of any Substitute Rating Agency therefor.
(c)    If at any time the interest rate on the Notes has been increased and S&P or Fitch (or, in either case, any Substitute Rating Agency) subsequently upgrades its rating of the Notes to any of the ratings set forth in the tables in Sections 2.2(a) and 2.2(b), the interest rate on the Notes will be decreased such that the interest rate on the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus the percentages set forth opposite the ratings set forth in the tables in Sections 2.2(a) and 2.2(b) in effect immediately following the upgrade in rating. If S&P and Fitch (or, in either case, any Substitute Rating Agency) subsequently upgrade their respective ratings of the Notes to BBB- (or its equivalent, in the case of any Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate payable thereon on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the Notes will be decreased so that it does not reflect any increase of interest rate attributable to the upgrading rating agency). In addition, the interest rate payable on the Notes will permanently cease to be subject to any adjustment described in Section 2.2(a) or 2.2(b) (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the Notes become rated BBB+ (or the equivalent thereof, in the case of any Substitute Rating Agency) or higher by each of S&P and Fitch (or, in either case, a Substitute Rating Agency) (or by one rating agency if the Notes are only rated by one rating agency and the Company has not obtained a rating on the Notes from a Substitute Rating Agency).
(d)    Each adjustment required by any downgrade or upgrade in a rating set forth in this Section 2.2, whether occasioned by the action of S&P or Fitch (or, in either case, any Substitute Rating Agency), will be made independent of any and all other adjustments; provided, however, that in no event shall (i) the interest rate on the Notes be reduced to below the interest rate payable thereon on the date of their initial issuance or (ii) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable thereon on the date of their initial issuance.
(e)    No adjustments to the interest rate on the Notes will be made solely as a result of a rating agency ceasing to provide a rating of the Notes. If at any time S&P or Fitch ceases to provide a rating of the Notes for any reason, the Company will use its commercially reasonable efforts to obtain a rating of the Notes from a Substitute

Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables in Sections 2.2(a) and 2.2(b), (i) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the Notes but which has since ceased to provide such rating, (ii) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company at its sole expense and, for purposes of determining the applicable ratings included in the applicable table in Section 2.2(a) or 2.2(b) with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by S&P or Fitch, as applicable, in such table and (iii) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate on the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such Substitute Rating Agency in the applicable table in Section 2.2(a) or 2.2(b) (taking into account the provisions of clause (ii) of this Section 2.2(e)) (plus any applicable percentage resulting from a decreased rating by the other rating agency).
(f)    For so long as only one of S&P or Fitch provides a rating of the Notes and the Company does not select a Substitute Rating Agency to replace the other rating agency, any subsequent increase or decrease in the interest rate on the Notes necessitated by a downgrade or upgrade in the applicable rating by the rating agency providing the rating shall be twice the applicable percentage set forth in the applicable table in Section 2.2(a) or 2.2(b) (taking into account the provisions of clause (ii) of Section 2.2(e), if applicable). For so long as none of S&P, Fitch or a Substitute Rating Agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their initial issuance.
(g)    Any interest rate increase or decrease on the Notes described in this Section 2.2 will take effect on the next Business Day following the date on which a rating change occurs that requires an adjustment in the interest rate on the Notes.
(h)    If the interest rate payable on the Notes is increased as described in this Section 2.2, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest, unless the context otherwise requires.
(i)    The Company shall promptly notify the Trustee upon becoming aware of any decrease in the rating assigned to the Notes by either S&P or Fitch (or any Substitute Rating Agency therefor). The Trustee shall not be responsible for and makes no representation as to any act or omission of any rating agency or any rating with respect to the Notes or the selection of a Substitute Rating Agency. The Trustee shall have no obligation to independently determine or verify if an event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any rating agency.
Section 2.3    Optional Redemption.
(a)    The provisions of Article XIII of the Original Indenture shall apply to the Notes.
(b)    Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) (A) the sum of the present values of the remaining scheduled payments of principal of, and interest on, the Notes to be redeemed discounted to the Redemption Date (assuming the Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 35 basis points, less (B) interest accrued to the Redemption Date; and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in the case of each of clause (i) and (ii), accrued and unpaid interest thereon to, but excluding, the Redemption Date.
(c)    On or after the Par Call Date, the Company may redeem the Notes as its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(d)    The Company may redeem the Notes at its option, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the date fixed by the Company for such redemption (such date, a “Tax Redemption Date”) and all Additional Amounts, if any, then due and that will become due on the Tax Redemption Date as a result of such redemption or otherwise, if on the next date on which any amount would be payable in respect of the Guarantees, (i) the relevant Foreign Guarantor is or would be required to pay Additional Amounts, (ii) the payment giving rise to such requirement cannot be made by the Company or another Guarantor without the obligation to pay Additional Amounts and (iii) the relevant Foreign Guarantor cannot avoid any such payment obligation by taking reasonable measures available as a result of:
(1)    any change in, or amendment to, the laws (or any regulations, protocols or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced before and which becomes effective on or after May 20, 2024 (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the date of the initial issuance of the Notes, the date on which such Tax Jurisdiction became a Tax Jurisdiction under this Supplemental Indenture); or
(2)    any change in, or amendment to, the existing official written position or the introduction of a written official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change, amendment, application or interpretation has not been publicly announced and becomes effective on or after May 20, 2024 (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the date of the initial issuance of the Notes, the date on which such Tax Jurisdiction became a Tax Jurisdiction under this Supplemental Indenture).
Notice of any redemption described in this Section 2.3(d) will be provided to each Holder of the Notes to be redeemed in accordance with Sections 2.3(f) and 2.3(g) hereof, provided, that the Company will not give any such notice of redemption earlier than 30 days prior to the earliest date on which the relevant Foreign Guarantor would be obligated to make such payment or withholding if a payment under or in respect of the Notes or the Guarantees were then due, and unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.
Prior to the furnishing of any notice of redemption pursuant to the immediately preceding paragraph, the Company will deliver to the Trustee an Opinion of Counsel to the effect that there has been such change or amendment described in paragraphs (1) and/or (2) of this Section 2.3(d) which would entitle the Company to redeem the Notes. In addition, before the Company furnishes the notice of redemption to each Holder of the Notes to be redeemed pursuant to the immediately preceding paragraph, it will deliver to the Trustee an Officer’s Certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by the relevant Foreign Guarantor (but only if the payment giving rise to such requirement cannot be made by the Company or another Guarantor without the obligation to pay Additional Amounts) taking reasonable measures available to it.
The Trustee will accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described in this Section 2.3(d), in which event it will be conclusive and binding on the Holders.
(e)    Notwithstanding Sections 2.3(b), 2.3(c) and 2.3(d) hereof, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date or a Tax Redemption Date, as applicable, will be payable on the Interest Payment Date to the Holders as of the close of business on the Regular Record Date.
(f)    Notice of any redemption (which may be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the

Company)) shall be given not less than 10 days and not more than 60 days prior to the Redemption Date or the Tax Redemption Date, as applicable, to each Holder of the Notes to be redeemed. Any notice delivered pursuant to this Section 2.3(f) shall either be mailed to the registered address of each Holder of the Notes or provided by electronic mail or facsimile, or by such other notice method permitted by the Original Indenture, to the Trustee for transmission to the Depositary or its nominee. If the redemption or notice of redemption is subject to satisfaction of one or more conditions precedent, the notice of redemption shall state that, in the Company’s discretion, the Redemption Date or the Tax Redemption Date, as applicable, may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date or the Tax Redemption Date, as applicable, or by the Redemption Date or the Tax Redemption Date, as applicable, so delayed.
(g)    The notice of redemption with respect to any redemption pursuant to Article XIII of the Original Indenture need not set forth the Redemption Price, if such Redemption Price is not ascertainable, but only the manner of calculation thereof, as described above.
(h)    The Company shall be responsible for making calculations called for under the Notes, including, but not limited to, determination of the Redemption Price, premium, if any, and any Additional Amounts or other amounts payable on the Notes. The Company will provide its calculations to the Trustee, and, absent manifest error, the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee shall have no liability for any calculation or any information used in any calculation. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.
(i)    Unless the Company defaults in payment of the Redemption Price and accrued and unpaid interest, on and after the Redemption Date or the Tax Redemption Date, as applicable, interest will cease to accrue on the Notes or portions thereof called for redemption and all rights under the Notes will terminate. No later than 9:00 a.m., New York time, on the Redemption Date or the Tax Redemption Date, as applicable, the Company is required to deposit with a Paying Agent or the Trustee (or, if the Company or any Guarantor is acting as Paying Agent, set aside, segregate and hold in trust as provided in Section 3.4 of the Original Indenture) an amount of money sufficient to pay the Redemption Price of and accrued and unpaid interest on the Notes to be redeemed on such Redemption Date or such Tax Redemption Date, as applicable. If the Company is redeeming less than all the Notes, the Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a Global Certificate, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of the Notes that are not represented by a Global Certificate. The Trustee shall not be liable for selection made by it under this Section 2.3(i). The Notes may be redeemed in part in multiples equal to not less than $2,000 and integral multiples of $1,000 in excess thereof. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.
Section 2.4    Repurchase upon Change of Control Triggering Event.
(a)    If a Change of Control Triggering Event with respect to the Notes occurs, unless the Company has exercised its right pursuant to Section 2.3 to redeem the Notes, the Company shall be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes (a “Change of Control Offer”) for a payment in cash equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon (the “Change of Control Payment”) to, but excluding, the repurchase date (the “Change of Control Payment Date”).
(b)    Within 30 days following the date of any Change of Control Triggering Event with respect to the Notes or, at the Company’s option, prior to any Change of Control with respect to the Notes but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control with respect to the Notes, the Company will mail a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute or will constitute such Change of Control Triggering Event and offering to repurchase the Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Original Indenture and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.
(c)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.4, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.4 by virtue of such compliance.
(d)    On the Change of Control Payment Date, the Company shall, to the extent lawful:
(i)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(ii)    deposit with the Paying Agent (or, if the Company or any Guarantor is acting as Paying Agent, set aside, segregate and hold in trust as provided in Section 3.4 of the Original Indenture) an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.
(e)    The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Security equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
(f)    The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, the Company will be required to make a Change of Control Offer, treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, the Company will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment.
Section 2.5    Additional Amounts. All payments made by or on behalf of a Foreign Guarantor under or with respect to the Notes or its Guarantee will be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, unless the withholding or deduction of such taxes is then required by law. If any withholding or deduction for, or on account of, any taxes imposed or levied by or on behalf of any Tax Jurisdiction will at any time be required to be made from any payments made by or on behalf of any Foreign Guarantor with respect to any Guarantee, including, without limitation, payments of principal, premium, or interest, the Foreign Guarantor will pay Additional Amounts as may be necessary in order that the net amounts received in respect of such payments (including Additional Amounts) after such withholding or deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:
(a)    any taxes that would not have been imposed but for the Holder or beneficial owner of the Notes being a citizen, resident or national of, or incorporated in or carrying on a business in, the relevant Tax Jurisdiction in which such taxes are imposed, or having any other present or former connection with the relevant Tax Jurisdiction in which such taxes are imposed, other than by the mere acquisition or holding of any Note or the enforcement or receipt of payment under or in respect of any Note or any Guarantee;
(b)    any taxes imposed or withheld as a result of the failure of the Holder or beneficial owner of the Notes to comply with any reasonable written request made to such Holder in writing at least 30 days before any such withholding or deduction would be payable by any Foreign Guarantors to provide timely or accurate information concerning the nationality, residence or identity of such Holder or to make any valid or timely declaration or similar claim or satisfy any certification, information or other reporting requirements (to the extent such Holder or beneficial owner is legally eligible to do so), which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, such taxes;
(c)    any taxes that are imposed or withheld as a result of the presentation of any Note for payment (where presentation is required under the Original Indenture) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);
(d)    any estate, inheritance, gift, sale, transfer, use, personal property tax or similar tax or assessment;
(e)    any tax which is payable otherwise than by withholding or deduction from payments made under or with respect to the Notes or any Guarantee;
(f)    any tax that was imposed with respect to any payment on a Note to any Holder who is a fiduciary partnership, limited liability company or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or limited liability company or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;
(g)    any taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code as of the date of the initial issuance of the Notes (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or
(h)    any combination of items (a) through (g) above.
In addition to the foregoing, any Foreign Guarantor will pay and indemnify the Holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes levied by any jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, any Guarantee (other than on or in connection with a transfer of the Notes other than the initial sale thereof by the initial purchasers in connection with the initial issuance thereof) or any other document or instrument referred to therein, or the receipt of any payments with respect thereto.
If any Foreign Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or its Guarantee, the relevant Foreign Guarantor will deliver to the Trustee on a date at least 30 days prior to the date of such payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to the date of such payment, in which case the relevant Foreign Guarantor shall notify the Trustee promptly in writing thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The relevant Foreign Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

The relevant Foreign Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The relevant Foreign Guarantor will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any taxes so withheld or deducted. The relevant Foreign Guarantor will furnish to the Holders, within 60 days after the date the payment of any taxes so withheld or deducted is made, certified copies of tax receipts evidencing payment by the Foreign Guarantor or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.
References to the payment of amounts based on the principal amount, or interest on any other amount payable under, or with respect to, any of the Notes, shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The obligation set forth in this Section 2.5 will survive any termination, defeasance or discharge of the Original Indenture or any transfer by a Holder of its Notes, and will apply, mutatis mutandis, to any Tax Jurisdiction applicable to any successor person to any Foreign Guarantor.
ARTICLE III
AMENDMENT
Section 3.1    Amendment to Original Indenture. As it applies to the Notes, Section 3.11 (Company Existence) of the Original Indenture is hereby amended to add the following sentence at the end of the existing paragraph:
Notwithstanding anything in this Section 3.11, this Indenture or the Notes to the contrary, if the Company shall determine in the future to undertake a redomestication by conversion from a Delaware corporation to a corporation duly organized under the laws of a different jurisdiction in the United States pursuant to the Delaware General Corporation Law and any other relevant statute of such other jurisdiction, upon consummation of such redomestication by conversion, all references to the Company or F&G Annuities & Life, Inc. shall thereafter refer to F&G Annuities & Life, Inc., as incorporated in such other jurisdiction, which shall have continued in full force and effect the corporate existence of F&G Annuities & Life, Inc., the Delaware corporation, in accordance with such statute of such other jurisdiction and the Company shall thereafter continue to be obligated under this Indenture and the Notes.
ARTICLE IV
MISCELLANEOUS
Section 4.1    Relationship to Existing Original Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Original Indenture. The Original Indenture, as supplemented and amended pursuant to this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Original Indenture, as supplemented and amended through this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
Section 4.2    Modification of the Existing Original Indenture. Except as expressly modified through this Supplemental Indenture, the provisions of the Original Indenture shall govern the terms and conditions of the Notes.
Section 4.3    Governing Law. This Supplemental Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions that would result in the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). To the fullest extent permitted by law, any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case based in the City of New York, and each party to this Supplemental Indenture will submit to the non-exclusive jurisdiction of such suit, action or proceeding.
Section 4.4    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Trustee). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Supplemental Indenture or the Original Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, written order of the Company, Opinion of Counsel, Note, amendment, notice, direction, certificate of authentication appearing on or attached to any Note, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to this Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats and (b) all references in Article II of the Original Indenture or in this Supplemental Indenture to the execution, attestation or authentication of any Note or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile or other electronic signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.
Section 4.5    Trustee Not Responsible for Recitals. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use of or application by the Company of the proceeds of the offering of the Securities. The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder. The Trustee accepts the amendments of the Original Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
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The parties hereto caused this Supplemental Indenture to be duly executed as of the date first set forth above.

F&G Annuities & Life, Inc., as the Company

By:	/s/ Wendy J.B. Young
Name:	Wendy J.B. Young
Title:	Chief Financial Officer

CF Bermuda Holdings Limited, as a Guarantor

By:	/s/ Wendy J.B. Young
Name:	Wendy J.B. Young
Title:	Executive Vice President, Chief Financial Officer

FGL US Holdings Inc., as a Guarantor

By:	/s/ Wendy J.B. Young
Name:	Wendy J.B. Young
Title:	Executive Vice President, Chief Financial Officer

Fidelity & Guaranty Life Business Services, Inc., as a Guarantor

By:	/s/ Wendy J.B. Young
Name:	Wendy J.B. Young
Title:	Executive Vice President, Chief Financial Officer

Fidelity & Guaranty Life Holdings, Inc., as a Guarantor

By:	/s/ Wendy J.B. Young
Name:	Wendy J.B. Young
Title:	Executive Vice President, Chief Financial Officer

Citibank, N.A., as Trustee

By:	/s/ Peter Lopez
Name:	Peter Lopez
Title:	Senior Trust Officer
{Signature Page to Supplemental Indenture}

Annex A
{FORM OF NOTE}
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO CEDE & CO., ITS NOMINEE OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE (AS DEFINED HEREIN).
F&G ANNUITIES & LIFE, INC.
6.500% Senior Notes due 2029

No. _________	CUSIP No. _________
$___________	ISIN _________
F&G Annuities & Life, Inc., a Delaware corporation (the “Company,” which term includes any successor Person thereto under the Indenture hereinafter referred to), for value received, hereby promises to pay to {Cede & Co.}{_______}, or its registered assigns, the principal sum {of $________ Dollars}{set forth on the Schedule of Increases or Decreases in the Global Certificate attached hereto} (or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.1 and 2.8 of the Original Indenture hereinafter referred to) on June 4, 2029 (the “Maturity Date”) and to pay interest thereon at a rate of 6.500% per year (as the same may be adjusted from time to time pursuant to Section 2.2 of the Supplemental Indenture hereinafter referred to), accruing from and including June 4, 2024 (or the most recent Interest Payment Date (as defined below) to which interest on the Notes has been paid or made available for payment), payable semi-annually in arrears on June 4 and December 4 of each year, beginning on December 4, 2024 (each such date, an “Interest Payment Date”), and at the Maturity Date, until the principal hereof is paid or made available for payment. For purposes of this Note, the Original Indenture and the Supplemental Indenture, the term “interest” shall be deemed to include interest provided for in the immediately preceding sentence and in Section 2.2 of the Supplemental Indenture.
Each interest payment due on an Interest Payment Date or the Maturity Date will include interest accrued from and including the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment (or, if no interest has been paid, June 4, 2024) to, but excluding, the next Interest Payment Date or the Maturity Date or any Redemption Date or Tax Redemption Date, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Interest Payment Date falls on a date that is not a Business Day, such payment of interest (or principal in the case of the Maturity Date) will be postponed until the next succeeding Business Day, but no interest or other amount will be paid as a result of any such postponement, and such payment will have the same force and effect as if made on the scheduled Interest Payment Date.
Interest on each Interest Payment Date shall be payable to the Person in whose name the Notes are registered at the close of business on the regular record date for such Interest Payment Date, which regular record date shall be the May 19 or November 19 (whether or not a Business Day), as the case may be, next preceding such

Interest Payment Date (each, a “Regular Record Date”); provided, however, that interest due on the Maturity Date or any Redemption Date or Tax Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding the Maturity Date, Redemption Date or Tax Redemption Date). Any such interest not so punctually paid or duly provided for will constitute defaulted interest, will forthwith cease to be payable to the Holder on such Regular Record Date and may be paid by the Company as set forth in Section 2.7 of the Original Indenture.
Payment of the principal of, and interest and premium, if any, on this Note shall be made at the Corporate Trust Office, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that, for so long as this Note is in global form represented by this Global Certificate, all payments in respect hereof (including principal, interest and premium, if any) shall be made by wire transfer of immediately available funds to DTC or its nominee, as the case may be, as the registered owner of this Global Certificate. In the event that Definitive Certificates shall have been issued, all payments of principal, interest and premium, if any, shall be made by wire transfer of immediately available funds in accordance with the wire instructions of the registered Holders thereof appearing in the Securities Register or, if no such wire instructions are specified, by mailing a check to the address of each Holder of a Definitive Certificate appearing in the Securities Register.
All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings ascribed thereto in the Indenture. Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
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IN WITNESS WHEREOF, the Company caused this instrument to be duly executed.

F&G Annuities & Life, Inc., as the Company

By:
Name:
Title:

This is one of the Security Certificates representing Securities of the Series designated herein and referred to in the within-mentioned Indenture.

Date:	CITIBANK, N.A., as Trustee

By
Authorized Signatory

{FORM OF REVERSE OF NOTE}
This Note is one of a duly authorized issuance of securities of the Company (the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of January 13, 2023 (the “Base Indenture”), among the Company, the Guarantors from time to time party thereto and Citibank, N.A., as Trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), as supplemented by the Second Supplemental Indenture, dated as of January 26, 2023, between CF Bermuda Holdings Limited and the Trustee (the “Second Supplemental Indenture”) and by the Third Supplemental Indenture, dated as of December 6, 2023, among the Company, the Guarantors from time to time party thereto and the Trustee (together with the Base Indenture and the Second Supplemental Indenture, the “Original Indenture”), and by a Fourth Supplemental Indenture, dated as of June 4, 2024 (the “Supplemental Indenture,” and, together with the Original Indenture, the “Indenture”), among the Company, the Guarantors from time to time party thereto and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.
This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $_________. The Company may at any time issue additional Securities under the Indenture in unlimited amounts having the same terms as the Notes (except as otherwise provided in the Indenture) so that such additional Securities shall be consolidated with the Notes, including for purposes of voting and redemption; provided, however, that the Company shall use a separate CUSIP number for any such additional Securities that (a) are not part of the same issue as the Notes within the meaning of U.S. Treasury Regulations sections 1.1275-1(f) and 1.1275-2(k) and (b) have, for purposes of U.S. federal income taxation, more than a de minimis amount of original issue discount as of the date of the issue of such additional Securities. Any such additional Securities shall, together with the outstanding Notes, constitute a single series of Securities under the Indenture.
Guarantees
To guarantee payment of principal of and interest and premium, if any, on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration, redemption, repurchase or otherwise, according to the terms of this Note and the Indenture, the Guarantors have fully and unconditionally guaranteed (and any future Guarantors shall fully and unconditionally guarantee), jointly and severally, such obligations pursuant to the terms of the Indenture.
Optional Redemption
Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) (A) the sum of the present values of the remaining scheduled payments of principal of, and interest on, the Notes to be redeemed discounted to the Redemption Date (assuming the Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 35 basis points, less (B) interest accrued to the Redemption Date; and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in the case of each of clause (i) and (ii), accrued and unpaid interest thereon to, but excluding, the Redemption Date.
On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Subject to the conditions described in Section 2.3(d) of the Supplemental Indenture, the Company may redeem the Notes at its option, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Tax Redemption Date.
In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof; provided that the principal amount of any such Note remaining outstanding after a redemption in part shall be $2,000 or any integral multiple of $1,000 in excess thereof.
Unless the Company defaults in payment of the Redemption Price and accrued and unpaid interest, on and after the Redemption Date or the Tax Redemption Date, as applicable, interest will cease to accrue on the Notes or portions thereof called for redemption and all rights hereunder will terminate. No later than 9:00 a.m., New York time, on any Redemption Date or any Tax Redemption Date, the Company is required to deposit with a Paying Agent or the Trustee (or, if the Company or any Guarantor is acting as Paying Agent, set aside, segregate and hold in trust as provided in Section 3.4 of the Original Indenture) an amount of money sufficient to pay the Redemption Price of and accrued and unpaid interest on the Notes to be redeemed on such Redemption Date or such Tax Redemption Date, as applicable. If the Company is redeeming less than all the Notes, the Notes to be redeemed shall be selected by lot by DTC, in the case of this Global Certificate, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of any Notes that are not represented by a Global Certificate.
Change of Control Triggering Event
If a Change of Control Triggering Event with respect to the Notes occurs, unless the Company has exercised its right pursuant to the preceding section to redeem the Notes, the Company shall be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes for a payment in cash equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.
General Terms
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note and certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.
If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture or the Notes of any series or the Guarantees thereunder may be amended or supplemented, and compliance with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences may be waived, in each case as provided in the Indenture.
The Notes will not be entitled to the benefit of a sinking fund.
As provided in, and subject to the provisions of, the Indenture, the Holder of this Note may institute an action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture, this Note or the Guarantees, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder or under the Indenture only if: (i) such Holder has given to the Trustee written notice of a default and of the continuance thereof; (ii) the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding have made a written request upon the Trustee to institute such action or proceedings in its own name as trustee under the Indenture; (iii) the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding have offered to the Trustee such security or indemnity as it may require against the losses, expenses and liabilities to be incurred in connection with such action or proceedings; (iv) the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such action or proceeding; and (v) the Holders of a majority in aggregate principal amount of the

Securities of each series affected (with each series treated as a separate class) at the time Outstanding have not given the Trustee a direction inconsistent with such written request. However, the right of the Holder hereof to receive payment of the principal of and any interest on this Note at the rates, in the amount and in the currency prescribed herein on or after the due dates expressed herein, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such Holder. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company and the Guarantors, which are absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the currency, prescribed herein.
As provided in the Indenture and subject to certain limitations set forth therein, this Note may be presented or surrendered for registration of transfer or for exchange or redemption at the Place of Payment, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to, the Company and the Registrar for this Note, duly executed by the Holder hereof or the Holder’s attorney duly authorized in writing. No service charge shall be made to the Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Person in whose name this Note is registered upon the Securities Register for the Notes as the owner hereof (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for all purposes, regardless of any notice to the contrary.
The Notes are issuable only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
This Note and the Indenture and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions that would result in the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). To the fullest extent permitted by law, any legal suit, action or proceeding arising out of or based upon this Note or the Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case based in the City of New York, and each party to this Note and the Indenture will submit to the non-exclusive jurisdiction of such suit, action or proceeding.
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SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL CERTIFICATE
The initial outstanding principal amount of this Global Certificate is $__________. The following increases or decreases in this Global Certificate have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Certificate	Amount of increases in Principal Amount of this Global Certificate	Principal amount of this Global Certificate following such decreases or increases	Signature of authorized signatory of Trustee

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